NEOS ETF Trust 485BPOS

Exhibit 99.h(7)

AMENDMENT TO THE NEOS ETF TRUST

AMENDED AND RESTATED FUND SERVICING AGREEMENT

THIS AMENDMENT to the Fund Servicing Agreement, as amended, is made and entered into as of the last date on the signature block (the "Effective Date"), by and between NEOS ETF TRUST, a Delaware statutory trust (the "Trust") and U.S BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties entered into an Amended and Restated Fund Servicing Agreement, dated as of August 26, 2022, as amended (the "Agreement"); and

WHEREAS, the parties desire to amend the series of the Trust to add the funds NEOS Bitcoin High Income ETF and NEOS Russell 2000 High Income ETF to Exhibit 2 of the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to reflect the following name changes:

•	NEOS Enhanced Income 1-3 Month T-Bill ETF (f/k/a NEOS Enhanced Income Cash Alternative ETF), and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit 2 is hereby superseded and replaced in its entirety with Exhibit 2 attached hereto.
2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

NEOS ETF TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Robert Shea	By:	/s/ Jason Hadler
Name:	Robert Shea	Name:	Jason Hadler
Title:	Secretary	Title:	Sr. Vice President
Date:	5/21/2024	Date:	May 22, 2024